                                                                    EXHIBIT (12)

                        HONEYWELL INC. AND SUBSIDIARIES
            COMBINED WITH PROPORTIONAL SHARES OF 50% OWNED COMPANIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                   FOR THE FIVE YEARS ENDED DECEMBER 31, 1997
                             (DOLLARS IN MILLIONS)

                                                              1997       1996       1995       1994       1993
                                                            ---------  ---------  ---------  ---------  ---------
Income before income taxes................................  $  703.26  $  610.20  $  505.50  $  369.70  $  478.50
Deduct:
  Equity income...........................................      12.94      13.30      13.60      10.50      17.80
                                                            ---------  ---------  ---------  ---------  ---------
  Subtotal................................................     690.32     596.90     491.90     359.20     460.70
Add (Deduct):
  Dividends from less than 50% owned companies............       2.60       2.16       2.58       2.37       2.10
  Proportional share of income (loss) before income taxes
   of 50% owned companies.................................        .06       (.93)       .41      (2.83)       .30
                                                            ---------  ---------  ---------  ---------  ---------
Adjusted income...........................................     692.98     598.13     494.89     358.74     463.10
                                                            ---------  ---------  ---------  ---------  ---------
Fixed charges
Interest on indebtedness:
  Honeywell Inc. and subsidiaries.........................     101.93      76.81      79.66      72.89      65.46
  50% owned companies.....................................        .11        .05     --         --         --
                                                            ---------  ---------  ---------  ---------  ---------
  Subtotal................................................     102.04      76.86      79.66      72.89      65.46
Amortization of debt expense..............................       1.50       4.55       3.66       2.61       2.54
Interest portion of rent expense..........................      47.19      51.24      47.80      45.64      44.75
                                                            ---------  ---------  ---------  ---------  ---------
Total fixed charges.......................................     150.73     132.65     131.12     121.14     112.75
                                                            ---------  ---------  ---------  ---------  ---------
Total available income....................................  $  843.71  $  730.78  $  626.01  $  479.88  $  575.85
                                                            ---------  ---------  ---------  ---------  ---------
                                                            ---------  ---------  ---------  ---------  ---------
Ratio of earnings to fixed charges........................       5.60       5.51       4.77       3.96       5.11
                                                            ---------  ---------  ---------  ---------  ---------
                                                            ---------  ---------  ---------  ---------  ---------

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